Exhibit 99.1

TORCHLIGHT ACQUIRES ADDITIONAL HUSKY OPERATED HUNTON ASSETS AND CASH

REITERATES PRODUCTION GUIDANCE OF 500 BOEPD NET Q2 EXIT RATE

Plano, TX – (June 10, 2014). Torchlight Energy Resources, Inc. (NASDAQ: TRCH) (“Torchlight” or “the Company”), a rapidly growing mid-continent oil and gas company, has announced the closing of the acquisition of certain oil and gas assets located in Oklahoma, including additional acreage, additional interests in three areas of mutual interest (“AMI”) and additional working interest (WI) in producing wells and wells currently being drilled.  A wholly-owned subsidiary of the Company acquired the properties and also received $1.65 million in cash in the transaction.

Torchlight will issue 1,350,000 restricted shares as consideration for the assets and cash, valuing the transaction at Friday’s closing share price for TRCH ($4.39) at $5,926,500.  The transaction closed on Friday, June 6, 2014 with an unaffiliated third party whom owns extensive assets in the same AMIs that Torchlight has interest in.

“This acquisition accomplishes many goals for Torchlight, noted Willard McAndrew, COO of Torchlight, “we pick up cash for use in our drilling projects, we gain additional WI in three prolific AMI’s with Husky Ventures, we acquired ownership in producing wells and interests in wells that are being drilled or are in the process of being stimulated for production.  Any opportunity to continue to expand with Husky is something we will look to pursue, as they have demonstrated the ability to make great wells in the Hunton play.”

The oil and gas assets acquired include a 5% additional WI (bringing TRCH’s total to 30%) in two AMI’s and 2.7% additional WI (bringing our total to 18%) in a third AMI.

The company also acquired varying amounts of WI in ten producing wells, two wells that are drilled but waiting completion four wells that are either in the process of being drilled or stimulated.  Each interest acquired increases Torchlight’s existing ownership in the subject wells, as the Company already has ownership exposure in each.

Torchlight reiterates its production guidance for Q2 (June 30, 2014) of an exit rate of 500 BOEPD net to Torchlight’s WI.

About Torchlight Energy

Torchlight Energy Resources, Inc. (NASDAQ: TRCH), based in Plano, Texas, is a high growth oil and gas company with a primary focus on acquisition and development of highly profitable domestic oil fields. The company currently holds interests in Texas, Kansas and Oklahoma where its targets are established plays such as the Eagle Ford Shale, Mississippi Limestone and Hunton Limestone trends. For additional information on the company, please visit www.torchlightenergy.com.

Forward Looking Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Such forward-looking statements involve known and unknown risks and uncertainties, including risks associated with the company's ability to obtain additional capital in the future to fund planned expansion, the demand for oil and natural gas, general economic factors, competition in the industry and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. The company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

Derek Gradwell
MZ Group
SVP Natural Resources
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us